Exhibit 99.1

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
P R E S S   R E L E A S E

Warren Ligan or Cindy Klimstra
Investor Relations
+1.408.576.7172
investor_relations@flextronics.com

Renee Brotherton
Vice President, Corporate Communications
+1.408.576.7189
renee.brotherton@flextronics.com

FLEXTRONICS ANNOUNCES FIRST QUARTER RESULTS

Singapore, July 29, 2009 – Flextronics (NASDAQ: FLEX) today announced results for its first quarter ended July 3, 2009 as follows:

(US$ in millions, except EPS)	Three Month Periods Ended
	July 3,	March 31,
	2009	2009
Net sales	$5,783	$5,583
GAAP operating income	$10	$(109)
Adjusted operating income(1)	$90	$51
GAAP net loss	$(154)	$(249)
Adjusted net income(1)	$63	$22
GAAP EPS	$(0.19)	$(0.31)
Adjusted EPS(1)	$0.08	$0.03

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.

First Quarter Results
Net sales for the first quarter ended July 3, 2009 were $5.8 billion compared to net sales for the quarter ended March 31, 2009 of $5.6 billion. Adjusted operating income for the first quarter ended July 3, 2009 was $90.2 million with an adjusted operating margin of 1.6%, compared to adjusted operating income of $50.6 million and an adjusted operating margin of 0.9% for the prior quarter. Adjusted net income for the first quarter ended July 3, 2009 was $63.1 million and adjusted EPS was $0.08, compared to $21.7 million and $0.03, respectively, for the March 31, 2009 quarter.

In connection with its previously announced restructuring plans, the Company expected to recognize between $220 million and $250 million of pre-tax restructuring charges, with total cash expenditures expected to be between $130 million and $150 million. During the first quarter ended July 3, 2009, Flextronics recognized $65 million of pretax restructuring charges comprised of $33 million of cash charges primarily related to employee severance costs and $32 million of non-cash asset impairment charges. As of the quarter ended July 3, 2009, the cumulative charges of the restructuring plans were $215 million comprised of $128 million in cash and $87 million in non-cash charges. The remaining charges are expected to be incurred over the course of fiscal year 2010.

Additionally during the first quarter ended July 3, 2009, Flextronics recorded a $107 million non-cash charge to impair certain non-core investments and notes receivable to the estimated recoverable value. The Company anticipates monetizing select non-core assets during the remainder of fiscal 2010.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
P R E S S   R E L E A S E

Cash and cash equivalents totaled $1.7 billion at July 3, 2009. During the first quarter ended July 3, 2009, Flextronics generated $107 million of operating cash flow and $68 million of free cash flow (defined as net cash provided by operating activities, less purchases of property & equipment, net of dispositions). Also during the quarter ended July 3, 2009, Flextronics further strengthened its capital structure by repurchasing an aggregate principal amount of $100 million of its 6.5% Senior Subordinated Notes due 2013 and an aggregate principal amount of $100 million of its 6.25% Senior Subordinated Notes due 2014 and secured a consent to modify certain modifications of the indentures for both notes.

“Flextronics exhibited strong execution and achieved our objectives for the quarter,” said Mike McNamara, chief executive officer of Flextronics.   “We have worked quickly to adapt to current market conditions and strategically position the Company for improving profitability.  While stabilization of demand has improved, we expect a muted economic recovery in the near term.  We will continue to focus on what we can control and influence, and believe that our vision, strategy and execution are producing results.”

“Our execution around restructuring and other discretionary spend control was excellent this quarter, and our operating margins benefited from our efforts in this area,” said Paul Read, chief financial officer of Flextronics. “In addition, we further reduced inventory by $325 million, achieved a cash cycle of 19 days, generated free cash flow of $68 million, and strengthened our capital structure through our senior debt reduction of $200 million.  We  remain focused on positively impacting all areas within our control.”

Guidance
Flextronics’s guidance reflects the challenging demand environment and the anticipated benefits of the actions the company has taken to reduce costs and restructure the business. For the second quarter ending October 2, 2009, revenue is expected to be in the range of $5.2 billion to $6.0 billion and adjusted EPS is expected to be in the range of $0.07 to $0.11 per share.

GAAP earnings per share are expected to be lower than the guidance provided herein by approximately $0.07 per diluted share for estimated restructuring activities, quarterly intangible amortization, stock-based compensation expense and non-cash interest expense.

Conference Calls and Web Casts
A conference call hosted by Flextronics’s management will be held today at 5:00 p.m. ET / 2:00 p.m. PT to discuss the Company’s financial results for the first quarter ended July 3, 2009.

The conference call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation may also be found on the Company’s site. A replay of the broadcast will remain available on the Company’s website afterwards.

Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
P R E S S   R E L E A S E
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer, industrial, infrastructure, medical and mobile OEMs. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.
# # #
This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include that future revenues and earnings may not be achieved as expected; the risks to our particular electronics and technology sector of economic instability and a slowdown in consumer spending, particularly given the current economic conditions; the effects of customer or supplier bankruptcies or insolvency; the effects that current credit and market conditions could have on the liquidity and financial condition of customers or suppliers, including any impact on their ability to meet contractual obligations to us on terms and conditions previously negotiated; the effects that the current macroeconomic environment could have on our liquidity and ability to access credit markets; our dependence on industries that continually produce technologically advanced products with short life cycles; our ability to respond to changes in economic trends, to fluctuations in demand for customers’ products and to the short-term nature of customers’ commitments; competition in our industry, particularly from ODM suppliers in Asia; our dependence on a small number of customers for the majority of our sales and our reliance on strategic relationships with major customers; the challenges of effectively managing our operations, including our ability to manage manufacturing processes, control costs and manage changes in our operations; the challenges of integrating acquired companies and assets; not obtaining anticipated new customer programs, or that if we do obtain them, that they may not contribute to our revenue or profitability as expected or at all; our ability to utilize available manufacturing capacity; the risk of future restructuring charges that could be material to our financial condition and results of operations; our ability to design and quickly introduce world-class components products that offer significant price and/or performance advantages over competitive products; the impact on our margins and profitability resulting from substantial investments and start-up and integration costs in our components, design and ODM businesses; production difficulties, especially with new products; changes in government regulations and tax laws, including any effects related to the expiration of tax holidays; not realizing expected returns from our retained interests in divested businesses; our exposure to potential litigation relating to intellectual property rights, product warranty and product liability; our dependence on the continued trend of outsourcing by OEMs; supply shortages of required electronic components; the challenges of international operations, including fluctuations in exchange rates beyond hedged boundaries leading to unexpected charges; our dependence on our key personnel; and our ability to comply with environmental laws. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K, 10-Q and 8-K that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
P R E S S   R E L E A S E
SCHEDULE I
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Month Periods Ended
	July 3, 2009	March 31, 2009 (5)

GAAP:
Net sales	$5,782,679	$5,582,524
Cost of sales	5,506,575	5,344,844
Restructuring charges	52,109	128,817

Gross profit	223,995	108,863

Selling, general and administrative expenses	201,692	195,825
Restructuring charges	12,730	21,753

Operating income	9,573	(108,715)

Intangible amortization	23,334	27,696
Other expense, net	107,399	74,129
Interest and other expense, net	36,886	56,567

Loss before income taxes	(158,046)	(267,107)

Provision for income taxes	(4,003)	(17,858)

Net income (loss)	$(154,043)	$(249,249)

EPS:
GAAP	$(0.19)	$(0.31)

Non-GAAP	$0.08	$0.03

Diluted shares used in computing GAAP per share amounts	810,174	809,608

Diluted shares used in computing non-GAAP per share amounts	814,922	809,742

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule IV attached to this press release.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
P R E S S   R E L E A S E
SCHEDULE II
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(In thousands, except per share amounts)
(unaudited)

		Three Month Periods Ended
		July 3,	% of	March 31,	% of
		2009	Sales	2009 (5)	Sales

GAAP gross profit		$223,995	3.9%	$108,863	2.0%
Stock-based compensation expense		2,733		2,662
Distressed customer charges	(2)	(18,142)		(5,232)
Restructuring and other charges	(3)	52,109		128,817

Non-GAAP gross profit		$260,695	4.5%	$235,110	4.2%

GAAP SG&A Expenses		$201,692	3.5%	$195,825	3.5%
Stock-based compensation expense		13,052		6,092
Distressed customer charges	(2)	18,142		5,232

Non-GAAP SG&A Expenses		$170,498	2.9%	$184,501	3.3%

GAAP operating income (loss)		$9,573	0.2%	$(108,715)	-1.9%
Stock-based compensation expense		15,785		8,754
Restructuring and other charges	(3)	64,839		150,570

Non-GAAP operating income		$90,197	1.6%	$50,609	0.9%

GAAP net loss		$(154,043)	-2.7%	$(249,249)	-4.5%
Stock-based compensation expense		15,785		8,754
Restructuring and other charges	(3)	64,798		150,570
Investment and notes impairment	(4)	107,440		74,129
Non-cash convertible debt interest expense	(5)	8,049		9,452
Intangible amortization		23,334		27,696
Adjustment for taxes		(2,253)		319

Non-GAAP net income		$63,110	1.1%	$21,671	0.4%

GAAP provision for income taxes		$(4,003)	-0.1%	$(17,858)	-0.3%
Restructuring and other charges		410		(2,657)
Intangible amortization		1,843		2,338

Non-GAAP provision for income taxes		$(1,750)	0.0%	$(18,177)	-0.3%

EPS:
GAAP		$(0.19)		$(0.31)

Non-GAAP		$0.08		$0.03

See the accompanying notes on schedule IV attached to this press release.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
P R E S S   R E L E A S E
SCHEDULE III
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED GAAP CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 3, 2009	March 31, 2009 (5)

ASSETS

Current Assets:
Cash and cash equivalents	$1,676,579	$1,821,886
Accounts receivable, net	2,066,718	2,316,939
Inventories	2,671,419	2,996,785
Other current assets	722,733	799,396

	7,137,449	7,935,006

Property and equipment, net	2,226,362	2,333,781
Goodwill and other intangibles, net	302,373	291,491
Other assets	736,671	756,662

	$10,402,855	$11,316,940

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Bank borrowings, current portion of long-term debt and capital lease obligations	$19,704	$19,358
Zero Coupon Convertible Junior Subordinated Notes due 2009	193,346	189,045
Accounts payable	3,631,524	4,049,534
Other current liabilities	1,966,341	2,150,834

Total current liabilities	5,810,915	6,408,771

Long-term debt, net of current portion:
Acquisition Term Loan due 2012 and 2014	1,688,484	1,692,024
6 1/2 % Senior Subordinated Notes due 2013	299,806	399,622
6 1/4 % Senior Subordinated Notes due 2014	302,172	402,090
1 % Convertible Subordinated Notes due 2010	222,225	218,391
Other long-term debt and capital lease obligations	21,157	21,553
Other liabilities	312,310	313,321

Total shareholders’ equity	1,745,786	1,861,168

	$10,402,855	$11,316,940

See the accompanying notes on schedule IV attached to this press release.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
P R E S S   R E L E A S E
SCHEDULE IV
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO SCHEDULES I, II, & III
(1)	To supplement Flextronics’ unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These supplemental measures exclude, among other items, stock-based compensation expense, restructuring charges, intangible amortization, financially distressed customer charges, non-cash convertible debt interest expense and certain other items. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flextronics’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flextronics’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of Company performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures. Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:
•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;
•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses;
•	a better understanding of how management plans and measures the Company’s underlying business; and
•	an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.
The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:
Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested share bonus awards granted to employees and assumed in business acquisitions. The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, the Company believes it is useful to investors to understand the specific impact the application of SFAS 123R has on its operating results.
Restructuring charges include severance, impairment, lease termination, exit costs and other charges primarily related to the closures and consolidations of various manufacturing facilities. These costs may vary in size based on the Company’s acquisition and restructuring activities, are not directly related to ongoing or core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends, and are therefore excluded by the Company from its non-GAAP measures.
Distressed customer charges are comprised of additional provisions for doubtful accounts receivable, inventory and related obligations for customers that are experiencing significant financial difficulties. These costs are excluded by the Company’s management in assessing its current operating performance and forecasting its earnings trends, and accordingly, are excluded by the Company from its non-GAAP measures.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
P R E S S   R E L E A S E
Intangible amortization consists of non-cash charges that can be impacted by the timing and magnitude of acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.
Other charges or gains consists of various other types of items that are not directly related to ongoing or core business results, such as impairment charges associated with non-core investments and notes receivable and gains on the extinguishment of debt. We exclude these items because they are not related to the Company’s ongoing operations performance or do not affect core operations. Excluding these amounts provide investors with a basis to compare Company performance against the performance of other companies without this variability.
Non-cash convertible debt interest expense consists of interest expense recorded as a result of the adoption of FSP APB14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion”. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding theses costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.
Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income.
(2)	During the twelve-month period ended March 31, 2009, the Company recognized charges primarily for provisions for doubtful accounts receivable, the write-down of inventory and recognition of associated contractual obligations associated with certain customers that are currently experiencing significant financial and liquidity difficulties. During the first fiscal quarter of 2010, the Company revised its initial estimates between charges associated with the write-off of inventory and provisions for doubtful accounts receivable with no net operating income impact.
During the three-month period ended March 31, 2009, the Company revised its initial fiscal 2009 prior quarters estimates between charges associated with the write-off of inventory and provisions for doubtful accounts receivable with no net operating income impact.
(3)	During the three-month period ended July 3, 2009, and the three-month period ended March 31, 2009, the Company recognized restructuring charges as a result of deteriorating macroeconomic conditions. The global economic crisis and related decline in the Company’s customers’ products across all of the industries it serves, has caused the Company’s OEM customers to reduce their manufacturing and supply chain outsourcing and has negatively impacted the Company’s capacity utilization levels. The Company’s restructuring activities, which include employee severance, costs related to owned and leased facilities and equipment that are no longer in use and are to be disposed of, and other costs associated with the exit of certain contractual arrangements due to facility closures, are intended to improve its operational efficiencies by reducing excess workforce and capacity. In addition to the cost reductions, these activities will result in further shift of manufacturing capacity to locations with higher efficiencies and, in most instances, lower costs.
(4)	During the three-month period ended July 3, 2009, and the three-month period ended March 31, 2009, the Company impaired its carrying value in a certain non-core investment and notes receivable due to a reduction in estimated recoverability.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
P R E S S   R E L E A S E
(5)	On April 1, 2009, the Company adopted FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”), which was required to be applied retrospectively. The adoption of FSP APB 14-1 affected the accounting for the Company’s 1% Convertible Subordinated Notes and Zero Coupon Convertible Junior Subordinated Notes by requiring the initial proceeds from their sale to be allocated between a liability component and an equity component in a manner that results in interest expense on the debt component at the Company’s nonconvertible debt borrowing rate on the date of issuance. Upon adoption of FSP APB 14-1, the Company recorded the change in accounting principle from adopting FSP APB 14-1 as a cumulative effect adjustment to the opening balance of Accumulated deficit as of March 31, 2009 totaling approximately $225 million and a discount to the carrying value of the convertible debt notes of $27.5 million. The corresponding increase in the recorded value of Ordinary shares was approximately $252 million. The adoption of FSP APB 14-1 had no impact on the Company’s consolidated cash flows. Below is a summary of the financial statement effects of implementing FSP APB 14-1 on the affected notes and interest expense.

			Zero Coupon Convertible
	1% Convertible Subordinated Notes		Junior Subordinated Notes
Balance Sheet:	July 3, 2009	March 31, 2009	July 3, 2009	March 31, 2009
	(In thousands)
Principal amount of Notes	$239,993	$239,993	$195,000	$195,000
Unamortized discount	(17,768)	(21,602)	(1,654)	(5,955)

Net carrying amount of Notes	$222,225	$218,391	$193,346	$189,045

	Three Months Ended		Three Months Ended
Income Statement:	July 3, 2009	March 31, 2009	July 3, 2009	March 31, 2009
	(In thousands)
Amortization of discount net of adjustments to deferred financing costs	$3,732	$5,208	$4,317	$4,244
The adoption of FSP APB 14-1 had a negative $0.01 impact on basic and diluted GAAP earnings per share in both the quarters ended July 3, 2009 and March 31, 2009.